UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2005

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

On March 3, 2005, the Company’s Board of Directors amended the Company’s Bylaws (“Bylaws”).  A copy of the Bylaws, as amended is attached to this filing as Exhibit 3.2.  The changes to the Bylaws are summarized below.

Title Page, Section 1.1 and Section 11.1.  These provisions have been revised to reflect the previous change of the name of the Company from Midwest Grain Products, Inc. to MGP Ingredients, Inc.

Section 2.4.  Notice of Meetings.  This Bylaw provision was revised to define “K. S. A.” as “Kansas Statutes Annotated.”  This revision did not change the substance of the existing Bylaw provision.

Section 2.9.  Voting and Ballots.  This Bylaw provision has been revised to require that all elections of directors be by written ballot.  Formerly, such ballots were not mandatory.  This change has been made to conform this provision with the provisions of the Kansas General Corporation Code.

Section 2.11.  Inspection of Stock List.  This Bylaw provision has been revised to reflect that the stockholder list required to be made available for 10 days prior to a stockholders’ meeting will be maintained at the Company’s principal place of business rather than at the location at which the stockholders’ meeting is to be held.   This change has been made to conform this provision with a recently effective amendment to the Kansas General Corporation Code.

Section 2.12.  Inspectors of Votes.  Formerly, the Bylaws permitted the Chairman to appoint inspectors of elections at meetings of stockholders if he chose to do so, and this has been the Company’s practice.  This Bylaw provision has been revised to require the appointment of inspectors of elections and to prescribe their oath and duties. This change has been made to conform this provision with a recently effective amendment to the Kansas General Corporation Code.

Section 2.13.  Action Without Meeting.  This Bylaw provision has been revised to require that any written consents made in lieu of a stockholders’ meeting be delivered to the Company in the manner prescribed by law.  This change has been made to conform this provision with a recently effective amendment to the Kansas General Corporation Code.

Section 10.1.  Right to Indemnification.  This Bylaw provision has been revised to clarify that indemnification is available for threatened, pending or completed actions.  The former provision only referred to “actions” and did not distinguish between those which were threatened, pending or completed.

This provision also has been amended to clarify that advances for expenses may include attorneys’ fees.  This change has been made to conform this provision with a recently effective amendment to the Kansas General Corporation Code.

The power of the Board under the Bylaw to provide indemnification to employees and agents other than directors and officers has been expanded to include the power to make expense advances.  Formerly, the bylaw only referred to indemnification.

Because recent amendments to the Kansas General Corporation Code introduced a distinction between present and former directors and officers that was not present in the Bylaw, the Bylaw provision has been amended to provide that the right to expense advances when defending a proceeding exists whether or not one is a current or former director or officer, but only if the person to whom the advance is made has given the Company an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification under the Bylaw or otherwise.  Under the statute, as amended,  although such advances are discretionary, the Board would not be required to obtain such an undertaking from a former director or officer to whom an expense advance was made.

Secretary’s Certificate.  The certificate was revised to reflect the change in the name of the corporation and deleted details of the adoption of the original form of Bylaws.  This revision did not change the substance of the existing certificate.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits.

3.2             Bylaws of MGP Ingredients, Inc., as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: March 4, 2005	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
President and Chief Executive Officer

INDEX TO EXHIBITS

3.2                            Bylaws of MGP Ingredients, Inc., as amended